Exhibit 99.1

Press Release:

SYNCHRONOSS TECHNOLOGIES, INC. ANNOUNCES

SECOND QUARTER 2008 FINANCIAL RESULTS

•	Non-GAAP diluted EPS of $0.11 was at the high-end of guidance

•	Business outside of ATT relationship grew 34% on a year-over-year basis

•	Company adds new programs and transaction types related to ATT relationship

BRIDGEWATER, N.J. – August 5, 2008 – Synchronoss Technologies, Inc. (Nasdaq: SNCR), the premier provider of on-demand transaction management software to Tier One communication service providers, today announced its financial results for the second quarter 2008.

Stephen G. Waldis, President and Chief Executive Officer of Synchronoss, stated, “The company’s performance in the second quarter was in-line with our expectations. Our reported revenue growth in the quarter and first half of the year was materially impacted by reduced revenue associated with the Apple iPhone. We have moved forward as a company and we continue to enjoy a strong relationship with ATT, as evidenced by the expansion of our relationship in the second quarter to manage an increased scope of transactions associated with new programs.”

Waldis concluded, “Looking forward, we are excited about on-boarding a number of new programs in the second half of 2008. As with any new programs, the timing and initial ramp can be hard to predict from a short-term perspective. However, we continue to expect the expansion of our ATT relationship, as well as increased activity with our other converged services customers, to return the company to solid sequential revenue growth in both the third and fourth quarters. Longer-term, we expect continued growth in our ATT business, as well as an increasingly diversified revenue base as our business outside of ATT scales. We believe Synchronoss’ proven value proposition, strong technology platform, Tier One customer base and domain expertise position the company well to capitalize on the increasing trend toward converged services by communication service providers around the globe.”

For the second quarter of 2008, Synchronoss reported net revenue of $24.3 million, in-line with the company’s previously issued guidance and as compared to $31.3 million in the second quarter of 2007. The year-over-year decrease was due to a reduction in revenue related to the Apple iPhone.

Gross profit, including the impact of fair value stock compensation expense, was $12.5 million in the second quarter of 2008, representing a related gross margin of 51.2%. Income from operations, in accordance with generally accepted accounting principles (“GAAP”), was $3.7 million, including $1.6 million of fair value stock-based compensation expense. Based on an effective tax rate of 41.2% in the second quarter of 2008, GAAP net income was $2.6 million and GAAP diluted earnings per share was $0.08, as compared to $0.16 in the second quarter of 2007.

Non-GAAP gross profit for the second quarter of 2008 was $12.8 million, representing a non-GAAP gross margin for the second quarter of 2008 of 52.5%. Non-GAAP income from operations, which excludes fair value stock-based compensation expense, was $5.4 million in the second quarter of 2008, representing a non-GAAP operating margin of 22.1%. Non-GAAP net income in the second quarter was $3.5 million, leading to non-GAAP diluted earnings per share of $0.11, which was at the high-end of the company’s previously issued guidance and compared to $0.17 in the second quarter of 2007.

A reconciliation of GAAP to non-GAAP results has been provided in the financial statement tables included in this press release. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures.”

Synchronoss had cash, cash equivalents, and marketable securities of $94.9 million at June 30, 2008, a decrease compared to the end of the previous quarter due to approximately $10.4 million in cash used to repurchase common stock as part of the company’s previously announced share buyback program. The company generated $4.2 million in cash flows from operations during the quarter, bringing its year-to-date total to $9.5 million.

Lawrence R. Irving, Chief Financial Officer and Treasurer, stated, “We believe the company’s financial performance in the second half of the year will show improvement as compared to the second quarter. Our focus is on executing against our long-term strategic growth initiatives and the long-term future of the company. We continue to enjoy a strong competitive position and financial profile highlighted by a cash balance of approximately $95 million and non-GAAP operating margins of over 25%.”

Other Highlights

•	Business related to AT&T was approximately $16.2 million in the second quarter, representing 67% of total revenue as compared to 72% in the previous quarter and 81% in the second quarter of 2007.

•	Business outside of the AT&T relationship generated approximately $8.1 million in revenue during the second quarter. This represented 33% of total revenue as compared to 28% in the previous quarter and 19% in the second quarter of 2007.

•	Synchronoss’ ConvergenceNow® platform was selected to enable the activation and lifecycle management of Time Warner Cable’s triple play offering for online transactions. Specifically, Synchronoss will support the online activation and provisioning of triple play services which include Voice, High Speed Internet and Video, as well as other offerings.

•	Brightpoint announced that it will use Synchronoss’ ConvergenceNow® platform as part of its solution to provide online activation of handsets for U.S. carriers. The Nokia USA website will be one of the first joint clients to utilize ConvergenceNow® as its activation engine.

Conference Call Details
In conjunction with this announcement, Synchronoss will host a conference call on Tuesday, August 5, 2008, at 4:30 p.m. (EST) to discuss the company’s financial results and outlook. To access this call, dial (866) 383-8009 (domestic) or (617) 597-5342 (international). The pass code for the call is 98705042. Additionally, a live web cast of the conference call will be available on the “Investor Relations” page on the company’s web site www.synchronoss.com.

A replay of this conference call will be available at (888) 286-8010 (domestic) or (617) 801-6888 (international). The replay pass code is 49624343. An archived web cast of this conference call will also be available on the “Investor Relations” page of the company’s web site, www.synchronoss.com.

Non-GAAP Financial Measures

Synchronoss has provided in this release selected financial information that has not been prepared in accordance with GAAP. This information includes historical non-GAAP operating income, net income, effective tax rate, and earnings per share. Synchronoss uses these non-GAAP financial measures internally in analyzing its financial results and believes they are useful to investors, as a supplement to GAAP measures, in evaluating Synchronoss’ ongoing operational performance. Synchronoss believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends, and in comparing its financial results with other companies in Synchronoss’ industry, many of which present similar non-GAAP financial measures to investors. As noted, the non-GAAP financial results discussed above exclude fair value stock-based compensation expense for the three and six months ended June 30, 2008.

Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measure as detailed above. As previously mentioned, a reconciliation of GAAP to non-GAAP results has been provided in the financial statement tables included in this press release.

About Synchronoss Technologies, Inc.

Synchronoss Technologies (NASDAQ: SNCR) is the premier provider of on-demand transaction management software to Tier One communications service providers. Synchronoss enables service providers to drive growth in new and existing markets while delivering an improved customer experience at lower costs. The company’s flagship ActivationNow(R) and ConvergenceNow(R) software platforms automate, synchronize and simplify electronic service creation and management of advanced wireline, wireless and IP services across existing networks. For more information, please visit www.synchronoss.com.

Forward-looking Statements

This document may include certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts and statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” or words of similar meaning. These statements are based on our current beliefs or expectations and are inherently subject to various risks and uncertainties, including those set forth under the caption “Risk Factors” in Synchronoss’ Annual Report on Form 10-K for the year ended December 31, 2007, as filed with the Securities and Exchange Commission. Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors. Synchronoss does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

SYNCHRONOSS TECHNOLOGIES, INC.
BALANCE SHEETS
(in thousands, except per share data)

	June 30,	December 31,
	2008	2007
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$90,843	$92,756
Marketable securities	1,724	1,891
Accounts receivable, net of allowance for doubtful accounts of $53 and $448 at June 30, 2008 and December 31, 2007, respectively	22,311	26,710
Prepaid expenses and other assets	7,018	2,949
Deferred tax assets	208	247

Total current assets	122,104	124,553

Marketable securities	2,332	1,210
Property and equipment, net	9,328	10,467
Deferred tax assets	2,633	2,498
Other assets	355	290

Total assets	$136,752	$139,018

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$848	$1,681
Accrued expenses	5,763	9,495
Deferred revenues	1,043	373

Total current liabilities	7,654	11,549
Other liabilities	697	678

Stockholders’ equity:
Preferred stock, $0.0001 par value; 10,000 shares authorized, 0 shares issued and outstanding at June 30, 2008 and December 31, 2007	—	—
Common stock, $0.0001 par value; 100,000 shares authorized, 32,755 and 32,726 shares issued; 31,880 and 32,630 outstanding at June 30, 2008 and December 31, 2007, respectively	3	3
Treasury stock, at cost (875 and 96 shares at June 30, 2008 and December 31, 2007, respectively)	(10,444)	(19)
Additional paid-in capital	103,790	98,596
Accumulated other comprehensive income (loss)	(16)	4
Retained earnings	35,068	28,207

Total stockholders’ equity	128,401	126,791

Total liabilities and stockholders’ equity	$136,752	$139,018

SYNCHRONOSS TECHNOLOGIES, INC
STATEMENT OF OPERATIONS
(Unaudited)
(in thousands, except per share data)

	Three Months Ended		Six Months Ended,
	June 30,		June 30,
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)
Net revenues	$24,315	$31,321	$53,425	$52,650
Costs and expenses:
Cost of services (1)	11,865	14,505	25,272	24,147
Research and development (1)	2,388	2,534	4,810	4,466
Selling, general and administrative (1)	4,861	4,630	10,128	7,870
Depreciation	1,480	1,290	2,945	2,377

Total costs and expenses	20,594	22,959	43,155	38,860

Income from operations	3,721	8,362	10,270	13,790
Interest income	636	959	1,493	1,903
Interest expense	(9)	(12)	(19)	(27)

Income before income tax expense	4,348	9,309	11,744	15,666
Income tax expense	(1,793)	(3,873)	(4,883)	(6,536)

Net income	$2,555	$5,436	$6,861	$9,130

Net income per common share:
Basic	$0.08	$0.17	$0.21	$0.28

Diluted	$0.08	$0.16	$0.21	$0.28

Weighted-average common shares outstanding:
Basic	32,400	32,150	32,465	32,116

Diluted	33,050	33,360	33,202	33,186

(1) Amounts include fair value stock-based compensation as follows:
Cost of services	$322	$130	$624	$254
Research and development	211	(6)	341	46
Selling, general and administrative	1,116	551	2,306	887

Total fair value stock-based compensation expense	$1,649	$675	$3,271	$1,187

SYNCHRONOSS TECHNOLOGIES, INC
Reconciliation of GAAP to Non-GAAP Financial Measures
(in thousands, except per share data)

	Three Months Ended		Six Months Ended,
	June 30,		June 30,
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)
Non-GAAP financial measures and reconciliation:
GAAP income from operations	$3,721	$8,362	$10,270	$13,790
Add: Fair value stock-based compensation	1,649	675	3,271	1,187

Non-GAAP income from operations	$5,370	$9,037	$13,541	$14,977

GAAP net income attributable to common stockholders	$2,555	$5,436	$6,861	$9,130
Add: Fair value stock-based compensation, net of tax	970	394	1,910	692

Non-GAAP net income	$3,525	$5,830	$8,771	$9,822

Diluted non-GAAP net income per share	$0.11	$0.17	$0.26	$0.30

Shares used in per share calculation	33,050	33,360	33,202	33,186

SYNCHRONOSS TECHNOLOGIES, INC.
STATEMENT OF CASH FLOWS
(in thousands)

	Six Months Ended June 30,
	2008	2007
	(Unaudited)
Operating activities:
Net income	$6,861	$9,130
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	2,944	2,377
Deferred income taxes	(96)	(20)
Stock-based compensation	3,369	1,288
Changes in operating assets and liabilities:
Accounts receivable, net allowance for doubtful accounts	4,399	(7,994)
Prepaid expenses and other current assets	(4,069)	(626)
Other assets	(65)	10
Accounts payable	(833)	1,941
Accrued expenses	(2,611)	(95)
Tax benefit from stock option exercise	(1,128)	—
Other liabilities	19	—
Deferred revenues	670	(15)

Net cash provided by operating activities	9,460	5,996
Investing activities:
Purchases of fixed assets	(1,805)	(7,640)
Purchases of marketable securities available for sale	(2,755)	(2,463)
Sale of marketable securities available for sale	1,780	3,089

Net cash used in investing activities	(2,780)	(7,014)
Financing activities:
Proceeds from the exercise of stock options	723	610
Excess tax benefit from stock option exercise	1,128	—
Repurchase of common stock	(10,444)	—
Repayments of equipment loan	—	(333)

Net cash provided by (used in) financing activities	(8,593)	277

Net decrease in cash and cash equivalents	(1,913)	(741)
Cash and cash equivalents at beginning of year	92,756	73,905

Cash and cash equivalents at end of period	$90,843	$73,164

Contacts:
Investor: Tim Dolan 617-956-6727
investor@synchronoss.com
Media: Stacie Hiras 908-547-1260
stacie.hiras@synchronoss.com

SOURCE: Synchronoss Technologies, Inc. The Synchronoss logo, Synchronoss, ActivationNow and ConvergenceNow are trademarks of Synchronoss Technologies, Inc. All other trademarks are property of their respective owners.